Exhibit 99.1

Assignment and Transfer

Pinz Capital Special Opportunities Fund, LP. (“Pinz”) hereby assigns and transfers to Cavalry Fund I LP all of its rights and obligations under that certain Secured Convertible Note, dated August 5, 2020, in the principal amount of $100,000 (the “Note”) issued by Innovative Payment Systems, Inc. (“IPSI”), that certain Warrant, dated August 5 , 2020, to purchase 2,857,143 shares of IPSI common stock (the “Warrant”) and the related Securities Purchase Agreement (“SPA”) and Registration Rights Agreement (“RRA”), each dated August 5, 2020 (herein, the Note, Warrant, SPA and RRA are collectively referred to as the Transaction Documents”).

Calvary Fund I LP hereby accepts and assumes the transfer to it of all of Pinz’s rights and obligations under the Transaction Documents, and further confirms that it is an accredited investor within the meaning of Rule 501 under the Securities Act of 1933, as amended.

Dated: October 20, 2020

Pinz Capital Special Opportunities Fund, L.P.

Signature of Authorized Signatory: /s/ Matt Pinz

Name of Authorized Signatory: Matt Pinz

Title of Authorized Signatory: cio

Cavalry Fund I LP

Signature of Authorized Signatory: /s/ Thomas Walsh

Name of Authorized Signatory: Thomas Walsh

Title of Authorized Signatory: Manager